Exhibit 10.3

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2009-2011 PERFORMANCE INCENTIVE UNIT PROGRAM

TABLE OF CONTENTS

		Page

1.	PURPOSES	1

2.	DEFINITIONS	1

3.	AWARD AGREEMENT	3

4.	PERFORMANCE GOAL; SETTLEMENT OF UNITS	3

5.	BENEFICIARY DESIGNATION	5

6.	DELIVERY TO GUARDIAN	5

7.	SOURCE OF PAYMENTS	5

8.	CAPITAL ADJUSTMENTS	5

9.	TAX WITHHOLDING	5

10.	ADMINISTRATION	6

11.	AMENDMENT	6

12.	HEADINGS	6

APPENDIX A		1

APPENDIX B		1

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2009-2011 PERFORMANCE INCENTIVE UNIT PROGRAM

PREAMBLE

WHEREAS, Pennsylvania Real Estate Investment Trust (the “Trust”) desires to establish a program for the 2009 through 2011 period for the benefit of certain officers of the Trust and PREIT Services, LLC (one of the Trust’s Subsidiary Entities) whereby such officers would receive Performance Incentive Units (“Units”) which would entitle such officers to receive cash payments in respect of such Units based on the extent to which the Trust attains the corporate goal set forth in the program.

NOW, THEREFORE, effective as of January 1, 2009, the Pennsylvania Real Estate Investment Trust 2009-2011 Performance Incentive Unit Program is hereby adopted by the Trust, with the following terms and conditions:

1. Purposes. The purposes of the Program are to motivate certain officers of the Employer to reach and exceed challenging goals for the Trust of profitability and growth, and to focus the attention of the eligible officers on a critical financial indicator used to measure the success of the Trust relative to other companies in the same business as the Trust.

2. Definitions

(a) “Award” means an award of Units to a Participant.

(b) “Award Agreement” means a written document evidencing the grant to a Participant of an Award.

(c) “Board” means the Board of Trustees of the Trust.

(d) “Business Combination” means “Business Combination” as such term is defined in the definition of “Change in Control.”

(e) “Cause” means “Cause” as such term is defined in a Participant’s Employment Agreement or, if the Participant is not a party to an Employment Agreement, then (solely for purposes of this Program) as set forth below:

(1) Fraud in connection with the Participant’s employment; theft, misappropriation or embezzlement of funds of the Trust or its affiliates; or a willful violation of the provisions of the Trust’s Code of Business Conduct with respect to the purchase or sale of securities of the Trust;

(2) Indictment of the Participant for a crime involving moral turpitude;

(3) Failure of the Participant to perform his or her duties to the Employer (other than on account of illness, accident, vacation or leave of absence) that persists – after written demand for substantial performance which specifically identifies the manner in which the Participant has failed to perform – for more than 30 calendar days after such notice to him or her; or

(4) The Participant’s repeated abuse of alcohol or drugs.

(f) “Change in Control” means “Change in Control” as such term is defined in a Participant’s Employment Agreement or, if the Participant is not a party to an Employment Agreement, then as defined in the Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Executive Compensation and Human Resources Committee of the Board, which Committee has the responsibility to administer the Program under Section 10 hereof.

(i) “Corporate Goal” means the specific performance goal, set forth in Section 4(a) hereof, which must be achieved in order for a Participant to receive payments in respect of Units under an Award.

(j) “Disability Termination” means the termination of a Participant’s employment under the disability provisions of the Participant’s Employment Agreement or, if the Participant is not a party to an Employment Agreement, then as a result of a “Disability” as defined in the Plan.

(k) “Effective Date” means January 1, 2009.

(l) “Employer” means, collectively and individually (as applicable), the Trust and Services, and any other “Related Corporation” or “Subsidiary Entity” (both as defined in the Plan).

(m) “Employment Agreement” means the written agreement entered into by a Participant and an Employer (if any) setting forth the terms and conditions of the Participant’s employment, as amended at any applicable time.

(n) “Good Reason” means “Good Reason” as such term is defined in a Participant’s Employment Agreement or, if the Participant is not a party to an Employment Agreement, then the relocation of the Participant’s principal business office outside the metropolitan Philadelphia area without the consent of the Participant.

(o) “Grant Date” means the effective date of an Award, as determined by the Committee and reflected in the applicable Award Agreement.

(p) “Measurement Period” means the period beginning on the Effective Date and ending on the earlier of December 31, 2011 or the date of a Change in Control (provided that, if the Change in Control arises from a Business Combination, the Measurement Period shall end on the date of the closing or effectiveness of the Business Combination, as applicable).

(q) “Participant” means each individual who has received an Award under the Program.

(r) “Plan” means the Pennsylvania Real Estate Investment Trust 2003 Equity Incentive Plan, as it may be amended from time to time. Although the Program is not established under the Plan, certain terms used in the Program are incorporated by reference to the Plan.

(s) “Program” means this Pennsylvania Real Estate Investment Trust 2009-2011 Performance Incentive Unit Program, as it may be amended from time to time.

(t) “Related Corporation” means “Related Corporation” as such term is defined in the Plan.

(u) “Services” means PREIT Services, LLC, a Delaware limited liability company.

(v) “Shares” means “Shares” as such term is defined in the Plan.

(w) “Subsidiary Entity” means “Subsidiary Entity” as such term is defined in the Plan.

(x) “Trust” means Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust.

(y) “Trustee” means a member of the Board.

(z) “Unit” means a performance incentive unit, which unit shall entitle the holder to a cash payment determined with reference to the Stated Value at the time and subject to the conditions herein described.

3. Award Agreement. Each Participant shall be issued an Award Agreement setting forth the number of Units awarded to the Participant and entitling the Participant to receive the payments determined under Section 4 hereof based on the extent to which the Corporate Goal is achieved. Such Units shall be subject to the adjustments described in Section 8 hereof. Each Award Agreement and the payments which may be made thereunder are subject to the terms of this Program.

4. Performance Goal; Settlement of Units

(a) If, for the Measurement Period, the Trust’s performance, based on its “TRS” (as defined below), equals or exceeds the “Threshold” (as defined below), then the Trust shall deliver to each Participant a cash payment in an amount equal to (i) the Stated Value, multiplied by the product of (ii)(A) the whole percentile (expressed as a percentage equal to the percentile rounded up for fractions of one-half or greater) at which the Trust’s TRS for the Measurement Period places the Trust among the component members of the “MSCI US REIT Index” (as defined below) for the Measurement Period, each ranked pursuant to such TRS, multiplied by two (but not greater than 150%), and (B) the number of Units held by the Participant. If, for the Measurement Period, the Trust’s performance, based on its TRS, does not equal or exceed the Threshold, the Trust shall not make any payments in respect of the Units to the Participants. Also, except as provided in subsection (c) below, a Participant must be employed by an Employer on the last day of the Measurement Period in order to receive any payments under this Program. See Appendix A attached hereto for examples illustrating the operation of this Section.

(b) Definitions for this Section. The following terms shall be defined as set forth below:

(1) “MSCI US REIT Index” means the MSCI US REIT Index’s gross index (as it may be renamed from time to time) or, in the event such index shall cease to be published, such other index as the Committee shall determine to be comparable thereto.

(2) “Share Value” means, as of any Grant Date, the average of the closing prices of one Share on the New York Stock Exchange (the “NYSE”) (or, if not then listed on the NYSE, on the principal market or quotation system on which then traded) for the 20 days on which Shares were traded prior to that Grant Date.

(3) “Stated Value” for one Unit means the Share Value on the Grant Date plus, subject to Section 8 below, the sum of all cash dividends paid on one Share on or after the Grant Date but on or prior to the end of the Measurement Period.

(4) “Threshold” means the 25th percentile among the component members (including the Trust) of the MSCI US REIT Index at the end of the Measurement Period (ranked based upon each such member’s TRS for the Measurement Period).

(5) “TRS” means total return to shareholders as calculated by the Committee or its designee for the Measurement Period for the Trust and for the other component members of the MSCI US REIT Index. “Component members” means those members used for purposes of compiling the MSCI US REIT Index as of the first day of the Measurement Period and that remain publicly held companies as of the last day of the Measurement Period, whether or not they are still included in the MSCI US REIT Index on such last day.

(c) Termination of Employment. Upon a Participant’s termination of employment on or prior to the last day of the Measurement Period, the following shall occur:

(1) Termination without Cause, for Good Reason, or on Account of Disability or Death. If, on or prior to the last day of the Measurement Period, (i) the Participant terminates his or her employment with the Employer for Good Reason, (ii) the Employer terminates the Participant’s employment for reasons other than for Cause, (iii) the Participant incurs a Disability Termination, or (iv) the Participant dies, the Participant (or the Participant’s beneficiary(ies), if applicable) shall be eligible to receive payments in respect of Units under the Program (or not) as though the Participant had remained employed by the Employer through the end of the Measurement Period.

(2) Termination for Any Other Reason. If, on or prior to the last day of the Measurement Period, the Participant’s employment with the Employer terminates for any reason other than a reason described in paragraph (1) above, the Participant shall forfeit all Units the Participant was granted under the Program and shall have no further rights hereunder.

(d) Determination of Performance; Delivery of Cash Payments. Within 30 days after the end of the Measurement Period, the Committee shall provide each Participant with a written determination of the extent to which, if at all, the Trust attained the Corporate Goal for the Measurement Period and the calculations used to make such determination. If payments are to be delivered under the Program, they shall be made to Participants on March 1, 2012 (unless the Measurement Period ends early due to a Change in Control, in which case payments shall be made on the fifth calendar day after the end of the Measurement Period).

5. Beneficiary Designation

(a) Each Participant shall designate the person(s) as the beneficiary(ies) to whom the Participant’s payments shall be delivered in the event of the Participant’s death prior to the delivery of the payments to him or her. Each beneficiary designation shall be substantially in the form set forth in Appendix C attached hereto and shall be effective only when filed with the Committee during the Participant’s lifetime.

(b) Any beneficiary designation may be changed by a Participant without the consent of any previously designated beneficiary or any other person by the filing of a new beneficiary designation with the Committee. The filing of a new beneficiary designation shall cancel all beneficiary designations previously filed.

(c) If any Participant fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by a Participant predeceases the Participant, the Committee shall direct such Participant’s payments to be delivered to the Participant’s surviving spouse or, if the Participant has no surviving spouse, then to the Participant’s estate.

6. Delivery to Guardian. If payments under this Program are to be made to a minor, a person declared incompetent, or a person incapable of handling the disposition of property, the Committee may direct the delivery of the payments to the guardian, legal representative, or person having the care and custody of the minor, incompetent or incapable person. The Committee may require proof of incompetence, minority, incapacity or guardianship as the Committee may deem appropriate prior to the delivery. The delivery shall completely discharge the Committee, the Trustees and the Employer from all liability with respect to the payments delivered.

7. Source of Payments. This Program shall be unfunded. Each Participant and beneficiary shall be a general and unsecured creditor of the Employer to the extent of his or her rights determined hereunder, and the Participant shall have no right, title or interest in any specific asset that the Employer may set aside, earmark or identify as reserved for the satisfaction of its obligations under the Program. The Employer’s obligation under the Program shall be merely that of an unfunded and unsecured promise to deliver payments in the future, provided the Corporate Goal is met. For the avoidance of doubt, receipt of Units under this Program will not entitle a Participant to any rights as a shareholder of the Trust.

8. Capital Adjustments. The calculation of the Stated Value to reflect cash dividends paid on or after the Grant Date but on or prior to the end of the Measurement Period shall be adjusted equitably by the Committee in its discretion to reflect any subdivision (share-split), consolidation (reverse split), share dividend, merger, spin-off, or other similar event or transaction affecting the Trust during the Measurement Period.

9. Tax Withholding. Payments under this Program shall be subject to applicable tax withholding.

10. Administration.

(a) The Program shall be administered by the Committee. Each member of the Committee, while serving as such, shall be deemed to be acting in his or her capacity as a Trustee of the Trust. Acts approved by a majority of the members of the Committee at which a quorum is present, or acts without a meeting reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. Any authority of the Committee (except for the authority described in subsection (b)(1)-(4) below) may be delegated to a program administrator.

(b) The Committee shall have the authority:

(1) to select the Participants to be granted Awards under the Program and to grant such Awards at such time or times as it may choose;

(2) to determine the type and size of each Award, including the number of Units subject to the Award;

(3) to determine the terms and conditions of each Award and to calculate the amount payable hereunder in respect of any Award;

(4) to amend an existing Award in whole or in part except that the Committee may not, without the consent of the Participant holding the Award, take any action under this clause if such action would adversely affect the rights of such Participant with respect to such Award;

(5) to adopt, amend, and rescind rules and regulations for the administration of the Program; and

(6) to interpret the Program and decide any questions and settle any controversies that may arise in connection with it.

Such determinations and actions of the Committee (or its delegate), and all other determinations and actions of the Committee (or its delegate) made or taken under authority granted by any provision of the Program, shall be conclusive and shall bind all parties.

11. Amendment. The Committee reserves the right to amend the Program, by written resolution, at any time and from time to time in any fashion, and to terminate it at will. However, no amendment or termination of the Program shall adversely affect any Award already issued under the Program without the written consent of the affected Participant(s).

12. Headings. The headings of the Sections and subsections of the Program are for reference only. In the event of a conflict between a heading and the content of a Section or subsection, the content of the Section or subsection shall control.

APPENDIX A

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2009-2011 PERFORMANCE INCENTIVE UNIT PROGRAM

EXAMPLE

Example. Full Measurement Period

A is a participant in the Pennsylvania Real Estate Investment Trust 2009-2011 Performance Incentive Unit Program (the “Program”). Participant A receives a Unit award for 250 Units. The Share Value on the Grant Date is $3.44. For both the three-year period beginning January 1, 2009 and ending December 31, 2011 (the “Measurement Period”), as well as that portion of the Measurement Period that occurs on or after the Grant Date, Dividends total $3.00 per Share. Thus, at the end of the Measurement Period, the Stated Value of each Unit is $6.44.

Total return to shareholders (“TRS”) on one Share (expressed as a percentage) for the Trust over the Measurement Period, as calculated by the Committee or its designee, is the following:

12/31/11 Value of One Share	$12.00
+ Dividends over Measurement Period on One Share	+3.00

$15.00
Divided by 1/1/09 Value of One Share	/7.45

2.013

TRS	101.3%

If, as of December 31, 2011, the Trust’s TRS places the Trust at the percentiles listed below among the component members of the “MSCI US REIT Index” (as defined in the Program) (the “Index”), ranked pursuant to each member’s TRS over the Measurement Period, as calculated by the Committee or its designee, Participant A would receive the following cash payments:

Column A	Column B	Column C	Column D
MSCI US REIT Index Percentile	Column A x 2	Column B x Number of Units Held by Participant	Column C x Stated Value = Cash Payment Due to Participant
Below 25th	0%	0	$0
25th	50%	125	$805.00
40th	80%	200	$1,288.00
50th	100%	250	$1,610.00
65th	130%	325	$2,093.00
75th or above	150%	375	$2,415.00

APPENDIX B

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

2009-2011 PERFORMANCE INCENTIVE UNIT PROGRAM

BENEFICIARY DESIGNATION FORM

This Form is for your use under the Pennsylvania Real Estate Investment Trust 2009-2011 Performance Incentive Unit Program (the “Program”) to name a beneficiary for the payments that may be due to you under the Program. You should complete the Form, sign it, have it signed by your Employer, and date it.

* * * *

I understand that in the event of my death before I receive payments that may be due to me under the Program, such payments will be delivered to the beneficiary designated by me below or, if none or if my designated beneficiary predeceases me, to my surviving spouse or, if none, to my estate. I further understand that the last beneficiary designation filed by me during my lifetime and accepted by my Employer cancels all prior beneficiary designations previously filed by me under the Program.

I hereby state that                                          [insert name], residing at                                                              [insert address], whose Social Security number is                                         , is designated as my beneficiary.

Signature of Participant	Date

ACCEPTED:

[insert name of Employer]
By:
Date: